SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT TO
                                FORM S-8
                        REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                ADVANCED HEALTHCARE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

          Nevada                                 84-1565820
(State or Other Jurisdiction
of Incorporation or Organization) (I.R.S. Employer Identification No.)

                         1140 Highway 287, Suite 400-274
                          Broomfield, Colorado 80020
               (Address of Principal Executive Offices) (Zip Code)

                           2003 STOCK COMPENSATION PLAN
               As amended to include 2,000,000 Additional Shares
                               (Full Title of the Plan)

                                Mr. Dan Motsinger
                       President and Chief Executive Officer
                       (Name and Address of Agent for Service)

                                 Thomas Pierson
                        Advanced Healthcare Technologies, Inc.
                          1140 Highway 287, Suite 400-287
                            Broomfield, Colorado 80020
        (Telephone Number, Including Area Code, of Agent For Service)


                         Calculation of Registration Fee

Proposed Maximum amount of Securities to be registered:  2,000,000 (1)

Amount of     Title of Securities  Amount To Be          Offering        Fee
Aggregate      To Be Registered    Registered (2)   Price Per Share(3) Registration
                  Common
$100,000       Par Value, $.001      2,000,000             $.05         $28.00

1. This post effective amendment to our 2003 STOCK COMPENSATION PLAN is being filed to increase our March 2003 S-8 Registration by 2,000,000 shares.

2 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

3 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices reported on the OTC-BB on June 7, 2003, which was $.05.

                                PART I
             INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The information required for this Item is included in documents distributed to the Participant. Advanced Healthcare Technologies, Inc. (The Company, we, the Registrant or us) is offering a total of 5,300,000 shares (3,300,000 previously registered, and 2,000,000 being registered in this amendment) of its Common Stock to Officers, Directors, employees and professionals and consultants for services including legal consulting, and other consulting services, including administrative, computer software, and marketing consulting services. The issuance of shares is being made pursuant to the Stock Compensation Plan (the Plan) adopted by the Board of Directors on February 7, 2003, with the amendment being adopted on June 3, 2003. The registered shares will cover the costs of previously rendered services as well as ongoing services to the Company. A copy of the Plan, as amended, has been distributed to eligible consultants. Each consultant has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of any Consultants retained, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate individuals and/or entities that are being hired to perform or continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to officers, directors, employees, professionals and consultants. This registration, as amended, is limited to 5,300,000 shares. The parties that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Interested parties may contact Dan Starczewski, the Plan Administrator and Secretary of the Registrant, with any questions at (336) 918-0509.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. The information required for this Item is included in documents distributed to the Participant.

                                       PART II
                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
The following documents previously filed with the Securities and Exchange Commission (the Commission) by Advanced Healthcare
Technologies, Inc. (the Company) pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act) are, as of their respective dates, hereby incorporated by reference in this Registration Statement:

(i) Our report on Form 10-KSB for the fiscal year ended March 31, 2001, filed on July 11, 2002; our report on Form 10QSB filed August 26, 2002, for the quarter ended June 30, 2002; our report on Form 8-K regarding a change in control, filed October 2, 2002; our report on Form 10QSB, filed November 19, 2002, for the quarter ended September 30, 2002; our report on Form 10-QSB, filed February 25, 2003, for the quarter ended December 31, 2002, our report on Form S-8 filed on April 25, 2003 and our Report on Form 10-KSB filed on June 25, 2003.

(ii) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in Paragraph (i) above; and

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of Common Stock, par value $.001 per share (the Shares), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.
Not required.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not required.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.
Nevada corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Nevada law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8. EXHIBITS.
Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.

SEC


Exhibit
No.                                Description
-------------------------------------------------------------

4.02          Advanced Healthcare Technologies, Inc. 2003 Stock
              Compensation Plan, dated March 15, 2003 incorporated by reference to Form S-8 dated April 24, 2003

5.01         Letter opinion, including consent of Law Office of Jody M.
             Walker regarding legality of Common Stock to be issued Pursuant the Amended Stock Compensation Plan incorporated by reference to Form S-8 dated April 24, 2003

23.02 Consent of Law Office of Jody M. Walker. (included in Opinion in Exhibit 5.1) incorporated by reference to Form S-8 dated April 24, 2003.
23.03        Consent of James E. Scheifley, Certified Public
             Accountants.


ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Winston-Salem, North Carolina, on this 10th day of July 2003.
ADVANCED HEALTHCARE TECHNOLOGIES, INC.

By:    /S/ Dan Motsigner
       --------------------------------
       Dr. Dan Motsinger, President
       Chief Executive Officer, Chairman

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Motsigner, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.

 SIGNATURE                                      DATE

/S/ Dan Motsigner                          July 10, 2003
------------------------
Dan Motsigner, President,
Chief Executive Officer, Chairman

/S/ Dan Starczewski                        July 10, 2003
------------------------
Dan Starczewski, Chief Financial
Officer, Secretary, Director